AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

             STATEMENT RE: COMPUTATION OF NET LOSS PER COMMON SHARE

                                                                            Year Ended               Nine Months Ended
                                                                           December 31,                September 30,
                                                                        1997           1996          1998         1997
                                                                        ----           ----          ----         ----
Net Loss                                                               $ (426,455)  $  (61,642)  $   155,887     $(331,847)
                                                                      ===========  ============  ===========    ==========

Weighted Average Common Shares Outstanding                              3,033,000     2,800,000    3,030,000     3,033,000

Adjustments to Reflect Requirements of the
  Securities and Exchange Commission SAB 83:
  Common stock issued to director within the period                        50,000        50,000            -        50,000
                                                                      -----------  ------------  -----------    ----------

         Total weighted average number of common
            shares and equivalents                                      3,083,000     2,850,000    3,030,000     3,083,000
                                                                      ===========  ============  ===========    ==========

Net Loss per Common Share                                             $    (0.14)  $      (0.02) $     (0.05)   $    (0.11)
                                                                      ===========  ============  ===========    ==========